Exhibit 15.2

LETTER RE: UNAUDITED INTERIM FINANCIAL INFORMATION

The Board of Directors

PacifiCare Health Systems, Inc.

We are aware of the inclusion in Annexes F and G in the Registration Statement (Form S-4) of UnitedHealth Group Incorporated (United) and related Prospectus of United, and the Proxy Statement of PacifiCare Health Systems, Inc. (PacifiCare) for the shares of United which will be issued to PacifiCare’s stockholders in the merger of United and PacifiCare of our reports dated April 26, 2005 and July 26, 2005 relating to the unaudited condensed consolidated interim financial statements of PacifiCare that are included in its Forms 10-Q for the quarters ended March 31, 2005 and June 30, 2005.

/s/ Ernst & Young LLP

Irvine, California

August 5, 2005